UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2010

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Atrinsic, Inc. (the “Company”) held its annual meeting of stockholders on December 1, 2010 (the “Annual Meeting”).  At the Annual Meeting, 18,731,165 shares were represented in person or by proxy, representing approximately 69% of the Company’s outstanding shares.  At the Annual Meeting, the Company’s stockholders voted to approved an amendment to the Company’s Restated Certificate of Incorporation, as amended, to implement a reverse stock split of the shares of the Company’s common stock at a ratio to be established by the Company’s Board of Directors, in its discretion, of between 1-for-1.5 and 1-for-4, by the following vote:

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Number of Broker Non- Votes
17,607,693	603,694	519,775	0

At the 2010 Annual Meeting, the Company’s stockholders also voted to ratify the selection of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 by the following vote:

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Number of Broker Non- Votes
18,554,983	111,441	64,739	0

Item 8.01.	Other Events

On December 2, 2010, the Company effected a 1-for-4 reverse stock split of its common stock, effective at 4:30 pm eastern time. Trading of Atrinsic’s common stock on the Nasdaq Global Market on a split-adjusted basis began at the open of trading on December 3, 2010.

The reverse stock split is intended to enable the per share trading price of Atrinsic's common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2). As previously announced, Atrinsic has until December 20, 2010 to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of Atrinsic's common stock must meet or exceed $1.00 for at least ten consecutive trading days prior to December 20, 2010.

As a result of the reverse stock split, every four shares of Atrinsic has been combined into one share of common stock. Immediately after the December 2, 2010 effective date, Atrinsic will have approximately 6,269,328 shares issued and outstanding (excluding treasury stock).

Fractional shares resulting from the reverse stock split will be canceled and the stockholders otherwise entitled to fractional shares will receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of the Company’s common stock on December 2, 2010, which was $0.42 by (ii) the number of shares of the Company’s common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Atrinsic’s shares will continue to trade on the Nasdaq Global Market under the symbol "ATRN" with the letter "D" appended to the trading symbol until January 3, 2011 to indicate that the reverse stock split has occurred.

Letters of transmittal are expected to be sent to stockholders of record shortly after the effective date of the reverse stock split. Additional information about the reverse stock split is contained in Atrinsic's proxy statement for the Annual Meeting of Stockholders held on December 1, 2010, which was filed with the SEC on October 25, 2010.

On December 2, 2010, the Company issued a press release announcing the effectiveness of the reverse split.  The foregoing release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated December 2, 2010.

Additional Information About the Proposed Transaction and Where You Can Find It

This document may be deemed to be solicitation material in respect of the proposed acquisition by Atrinsic of all of the assets of Brilliant Digital Entertainment, Inc. (“BDE”) that relate to BDE’s Kazaa subscription based music service business. In connection with the proposed transaction, a proxy statement will be filed by Atrinsic with the SEC. STOCKHOLDERS OF ATRINSIC ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET ACQUISITION. The final proxy statement will be mailed to stockholders of Atrinsic. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Atrinsic, at Atrinsic, Inc., Attention: Investor Relations, 469 7th Avenue, 10th Floor, New York, NY, 10018.

Atrinsic and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction.  Information regarding the identity of the persons who may, under SEC rules, be deemed to be “participants” in the solicitation of proxies, and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: December 7, 2010	By:	/s/ Thomas Plotts
Thomas Plotts
Chief Financial Officer

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated December 2, 2010.